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                            SECURITIES AND EXCHANGE COMMISSION
                                Washington, DC  20549


                                      FORM 8-K


                                    CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of the
                          Securities Exchange Act of 1934



                  Date of Report (Date of earliest event reported)
                                  January 19, 1999




                             CLASSIC BANCSHARES, INC.
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         (Exact name of Registrant as specified in its Charter)


            Delaware                   0-27170                61-1289391
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(State or other jurisdiction  (Commission File No.)(IRS Employer Identification
of incorporation)                                             No.)



       344 17th Street, Ashland, Kentucky                           41101
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  (Address of principal executive offices)                        (Zip Code)




        Registrant's telephone number, including area code: (606) 325-4789
                                                            --------------


                                           N/A
------------------------------------------------------------------------------
           (Former name or former address, if changed since last report)




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Item 5.     Other Events

     On January 19, 1999, the Registrant issued the press release attached hereto as Exhibit 99, which announced the Registrant's execution of a definitive agreement to acquire Citizens Bank, Grayson, the Registrant's earnings for the quarter ended December 31, 1998, and the Registrant's declaration of a cash dividend.

Item 7.     Financial Statements and Exhibits

     (c)     Exhibits

            99 Press release dated January 19, 1999.






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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        CLASSIC BANCSHARES, INC.




Date: January 27, 1999                  By: /s/Lisah M. Frazier
     -----------------                  -------------------------------
                                        Lisah M. Frazier, Senior Vice
                                         President, Treasurer and Chief
                                         Financial Officer





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                                     EXHIBIT 99






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



FOR IMMEDIATE RELEASE

    For Additional Information Contact:
    David B. Barbour, President and Chief Executive Officer
    Lisah Frazier, Senior Vice President, Treasurer and Chief Financial Officer
    (606) 325-4789
    Fax (606) 324-1307

             CLASSIC BANCSHARES, INC. TO ACQUIRE CITIZENS BANK,
                 GRAYSON, REPORTS THIRD QUARTER EARNINGS AND
                           DECLARES A CASH DIVIDEND

     Ashland, Kentucky, -- January 19, 1999 -- Classic Bancshares,  Inc. (NASDAQ
- CLAS) announced the execution of a definitive agreement which will result in the acquisition of Citizens Bank, Grayson by Classic. The transaction is valued at approximately $4.5 million.

     In the transaction Citizens shareholders will receive $75 in cash for each share of Citizens common stock. The transaction is subject to the approval of the shareholders of Citizens as well as banking regulators, and the completion of due diligence to the satisfaction of Classic.

     "We are extremely pleased to announce this transaction," noted Charles Jordan, Jr., President and Chief Executive Officer of Citizens Bank of Grayson. "We believe the value to be realized in this transaction for our shareholders is very fair. Our customers will also benefit from the enhanced product and service offerings to be provided by Classic and will be well served by Classic's commitment to hometown banking services."

     "The addition of Citizens Bank of Grayson will enhance our deposit gathering capabilities and lending operations in the I-64 and U.S. 23 banking corridor," noted David B. Barbour, President and Chief Executive Officer of Classic Bancshares, Inc. He further commented, 'the Grayson area represents a natural extension of our banking franchise in accordance with our strategic plan and will provide Grayson area residents with Classic's wide range of banking products and services through a locally managed office."

     Citizens Bank of Grayson operates from a single office located in Grayson, Kentucky located approximately 25 miles from Classic's headquarters in Ashland, Kentucky. Citizens Bank had deposits of $12.8 million, loans of $8.7 million and total assets of $14.8 million as of September 30, 1998.

     Classic Bancshares, Inc. also announced that it had net income for the third quarter ended December 31, 1998 of $233,000 compared to net income in the same quarter of 1997 of $281,000 and net income of $639,000 for the nine months ended December 31, 1998 compared to net income of $792,000 for the nine months ended December 31, 1997. Return on average assets was .7% for the third quarter ended December 31, 1998 and .6% for the nine months ended December 31, 1998 compared to .8% for the three and nine months ended December 31, 1997. Earnings per share were $.20 for the three months ended December 31, 1998 and $.55 for the nine months ended December 31, 1998 compared to $.23 for the three months ended December 31, 1997 and $.65 for the nine months ended December 31, 1997.

     Classic Bancshares' assets increased $10.7 million from $130.9 million at March 31, 1998 to $141.6 million at December 31, 1998. The increase in assets was primarily due to an increase in loans of $7.0 million and an increase in investment and mortgage-backed securities of $5.8 million. Loans increased $7.0 million from $90.1 million at March 31, 1998 to $97.1 million at December 31, 1998. The increase in loans is primarily the result of aggressive origination efforts and improved loan demand within the Company's market areas. Deposits increased $10.8 million from $104.6 million at March 31, 1998 to $115.4 million at December 31, 1998 due to increased marketing efforts and the opening of two additional banking offices in March and May of 1998. Non-performing assets increased from .4% of total assets at March 31, 1998 to .8% at December 31, 1998.

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    Barbour stated that,  "The third quarter of 1998 represents the second full quarter in which our two new banking offices were operational and while we are not experiencing the same level of earnings in the current period as in prior periods, earnings on a quarter to quarter basis are experiencing positive trends. Deposit growth of 10.3% and loan growth of 7.8% was especially gratifying and a direct result of increased marketing efforts and the opening of two new banking offices in the first and second calendar quarter of 1998. Increased operating costs related to our two new banking offices are partially offset by higher levels of non-interest income from fees and service charges on deposits and fees earned from the origination of secondary market loans as well as cost savings generated from the restructuring of employee benefit plans. "

     Barbour continued, "the acquisition of Citizens Bank of Grayson will allow us to extend our banking franchise in an important and growing market area and is anticipated to be immediately accretive to earnings. The addition of Citizens further allows the Company to continue the consolidation of corporate functions related to data processing, internal audit, personnel and technology areas which should positively impact our cost structure."

     "We are pleased to announce that Classic Bancshares' transactional website at www.bank-anywhere.com will be operational during the first quarter of 1999, allowing the customers of our subsidiary banks to review account balances and statement history, transfer funds, pay bills and apply for loans online, as well as provide shareholders and potential investors with current and relevant information regarding our Company."

     Net interest income was $1.2 million for the third quarter ended December 31, 1998 and $3.6 million for the nine months ended December 31, 1998 compared to $1.2 million for the third quarter ended December 31, 1997 and $3.5 million for the nine months ended December 31, 1997. The net interest margin was 3.8% for the three months and nine months ended December 31, 1998 compared to 3.9% for the three months and nine months ended December 31, 1997.

     Non-interest income was $171,000 for the quarter ended December 31, 1998 and $494,000 for the nine months ended December 31, 1998 compared to $156,000 for the quarter ended December 31, 1997 and $682,000 for the nine months ended December 31, 1997. Non-interest income increased for the quarter due to an increase in fees and service charges on deposits and fees earned on the origination of secondary market loans. The decrease in non-interest income for the nine month period was primarily the result of a $330,000 gain recorded in 1997 from the settlement of a subsidiary's pension plan offset by an increase in fees and service charges on deposits for the nine months ended December 31, 1998. The increase in fees and service charges on deposits is the result of new product offerings, an increased deposit base and aggressive pricing strategies.

     Total non-interest expense for the quarter ended December 31, 1998 was $1.1 million and $3.2 million for the nine months ended December 31, 1998 compared to $911,000 for the quarter ended December 31, 1997 and $3.0 million for the nine months ended December 31, 1997. Non-interest expenses increased due to increased costs related to the opening of two new offices in the first and second quarter of 1998. Non-interest expenses also increased for the quarter due to non-interest expenses being offset by a gain on the sale of other real estate of approximately $30,000 during the third quarter in 1997.

     Stockholders' equity was $20.9 million at December 31, 1998 compared to $20.4 million at March 31, 1998.

     Classic Bancshares, Inc. also announced that the Company will pay a quarterly cash dividend of $.08 per share. The dividend will be payable on February 15, 1999 to shareholders of record on February 1, 1999.

     Classic Bancshares, Inc. is headquartered in Ashland, Kentucky and has two subsidiaries, Classic Bank and First National Bank of Paintsville. Classic Bank operates at 344 Seventeenth Street, Ashland, Kentucky with two branch offices located in Boyd and Greenup counties. First National Bank of Paintsville operates at 240 Main Street, Paintsville, Kentucky with one branch office located in Johnson County.

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    When used in this  press  release,  the words or phrases  "should  result,"
"will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project" or similar expressions are intended to identify
"forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic condition in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

     The Company does not undertake-and specifically declines any obligation-to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.



                                SELECTED FINANCIAL DATA

     The  following  table  sets  forth  selected   financial  data  of  Classic
Bancshares, Inc. as of December 31, 1998 and March 31, 1998 and for the three and nine months ended December 31, 1998 and 1997.


                                                             Dec. 31        March 31,
                                                              1998            1998
                                                          -----------      ----------
                                                                  (In Thousands)
Selected Financial Condition Data:
Total Assets                                               $  141,648      $ 130,933
Cash and other interest bearing deposits
     with other financial institutions                          2,721          3,625
Loans receivable, net                                          97,143         90,100
Investment securities:
     Available for sale                                        27,024         18,177
Mortgage-backed securities:
     Available for sale                                         4,761          7,831
Goodwill                                                        2,810          2,903
Deposits                                                      115,433        104,627
Securities sold under agreement to repurchase                   2,110          3,522
FHLB advances                                                     897              -
Stockholders' Equity, subject to certain restrictions          20,888         20,407







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


                                                      Three Months Ended                  Nine Months Ended
                                                         December 31,                        December 31,
                                               ----------------------------        ----------------------------
                                                    1998            1997                1998            1997
                                               -----------    -------------        -----------    -------------
                                                                        (In Thousands)
Selected Operations Data:
Total interest income                           $    2,484     $      2,391         $    7,333     $      7,145
Total interest expense                               1,262            1,216              3,765            3,614
                                               -----------    -------------        -----------    -------------
    Net interest income                              1,222            1,175              3,568            3,531
Provision for loan losses                               25               25                 65              127
                                               -----------    -------------        -----------    -------------
    Net interest income after provision
    for losses on loans                              1,197            1,150              3,503            3,404
                                               -----------    -------------        -----------    -------------
Fees and service charges                               124              111                337              269
Gain on sale of securities                               -               10                  4               28
Other noninterest income                                47               35                153              385
                                               -----------    -------------        -----------    -------------
    Total noninterest income                           171              156                494              682
    Total noninterest expense                        1,079              911              3,156            2,974
                                               -----------    -------------        -----------    -------------
Income before income taxes                             289              395                841            1,112
Income tax expense (benefit)                            56              114                202              320
                                               -----------    -------------        -----------    -------------
    Net income                                 $       233    $         281        $       639    $         792
                                               ===========    =============        ===========    =============




                                                        At or for the                       At or for the
                                                      Three Months Ended                  Nine Months Ended
                                                         December 31,                       December 31,
                                               ----------------------------        ----------------------------
                                                    1998            1997                1998            1997
                                               -----------    -------------        -----------    -------------
Other Data:
Return on average assets (ratio of net
    income to total average assets)*                .7%              .8%                .6%              .8%
Return on average equity (ratio of net
    income to total average assets)*                4.5              5.7                4.2              5.4
Net interest margin**                               3.8              3.9                3.8              3.9
Non-performing assets to total assets               0.8              0.4                0.8              0.4
Allowance for loan losses to non-
    performing loans                               93.2            252.4               93.2            252.4
Equity to total assets at end of period            14.8             15.1               14.8             15.1
Efficiency ratio***                                77.5             68.4               77.7             70.6
Basic earnings per share                          $0.20            $0.23              $0.55            $0.65
Fully diluted earnings per share                  $0.19            $0.23              $0.52            $0.65
Book value per share                             $16.09           $15.38             $16.09           $15.38
Tangible book value per share                    $13.93           $13.13             $13.93           $13.13
Number of full service offices                        5                3                  5                3

-------------------------
*     Annualized
**    Net interest income annualized divided by average-earning assets.
***   Non-interest  expenses  divided  by the total of net interest  income  and non-interest income.
